Exhibit 99.1

AMENDMENT NO. 2
to
MDWERKS, INC.,
FIRST AMENDED AND RESTATED SENIOR SECURED
CONVERTIBLE NOTE

This AMENDMENT NO. 2 to the MDwerks, Inc., First Amended and Restated Senior Secured Convertible Note, dated October 19, 2006 (this “Amendment”), is dated as of November 6, 2008, by and between MDWERKS, INC., a Delaware corporation (the “Company”), and GOTTBETTER CAPITAL MASTER, LTD. (IN LIQUIDATION), a Cayman Islands company (the “Consenting Holder”).

WITNESSETH

WHEREAS, pursuant to a Securities Purchase Agreement, dated as of October 19, 2006 (as amended, the “Securities Purchase Agreement”), the Consenting Holder purchased a Senior Secured Convertible Note in the original principal amount of $2,500,000 (the “Original Note”);

WHEREAS, on September 28, 2007, the Original Note was cancelled, and the Company issued to the Consenting Holder the First Amended and Restated Senior Secured Convertible Note, which on March 1, 2008, was amended by Amendment No. 1 to the MDwerks, Inc., First Amended and Restated Senior Secured Convertible Note (as heretofore amended or amended and restated, from time to time, the “Note”);

WHEREAS, the Company and the Consenting Holder desire to modify the Conversion Price set forth in the Note; and

WHEREAS, defined terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Note.

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and of the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto hereby agree as follows:

1. Section 3(b)(ii) of the Note is hereby deleted and is replaced in its entirety with the following:

“(ii) “Conversion Price” means, as of November 6, 2008, (A) with respect to Four Hundred and Thirty-three Thousand Three Hundred and Thirty-three Dollars and Thirty-three Cents ($433,333.33) of Conversion Amount, $0.303, but only if the Consenting Holder actually converts such portion of Conversion Amount on November 6, 2008, and (B) with respect to any other Conversion Amount, $2.25. The Conversion Price shall be subject to adjustment from time to time in accordance with the terms set forth herein (including Section 7 hereof). The Conversion Price shall be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction that proportionately decreases or increases the Common Stock.”

2. This Amendment shall be construed and enforced in accordance with the laws of the State of New York.

3. This Amendment may be executed in two or more counterparts, all of which shall together constitute a single agreement. A facsimile of an executed counterpart signature page shall be deemed to constitute an original executed counterpart signature page.

[SIGNATURE PAGE TO IMMEDIATELY FOLLOW THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 2 as of the day and year first above written.

MDWERKS, INC.

By:	/s/ Howard B. Katz
	Name:	Howard B. Katz
	Title:	Chief Executive Officer

GOTTBETTER CAPITAL MASTER, LTD.
(IN LIQUIDATION)

By:	/s/ Stuart Sybersma
	Name:	Stuart Sybersma
	Title:	Joint Liquidator